Exhibit 3(b)
                      JAMES RIVER CORPORATION OF VIRGINIA

                           Articles of Amendment to
               the Amended and Restated Articles of Incorporation

                                Designating the
         Series O 8-1/4% Cumulative Preferred Stock ($10.00 par value)

   I.     The name of the Corporation is James River Corporation of Virginia.

  II. Pursuant to Sections 13.1-639 and 13.1-689 of the Virginia Stock Corporation Act, the Board of Directors of the Corporation on September 8, 1992 duly adopted the following amendment to the Amended and Restated Articles of Incorporation of the Corporation, adding Article XII thereto which sets forth the designation and number of shares of a series of Preferred Stock of the Corporation and certain preferences, limitations and relative rights thereof and authorized a senior executive officer of the Corporation to determine the remaining preferences, limitations and relative rights thereof within limits specifically prescribed by the Board of Directors and such senior executive officer made such determinations on September 30, 1992:

                                  Article XII

     230,000 authorized but unissued shares of Preferred Stock ($10.00 par value) are designated as a series of Preferred Stock to be called the Series O 8-1/4% Cumulative Preferred Stock (the "Series O Preferred Stock"), with the following voting powers, limitations, rights and preferences:

     A.   Dividends.

          (1) The holders of the outstanding shares of Series O Preferred stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation, and when not prohibited by law, cash dividends at the rate and payable on the dates hereinafter set forth. The rate of dividends payable on the shares of Series O Preferred Stock shall be $41.25 per share per annum (rounded upward to the nearest whole $.01) and no more. Dividends shall be payable in equal quarterly installments on the first day of January, April, July and October of each year (the "Payment Dates"), commencing, in the case of any share of Series O Preferred Stock, on January 1, 1993. The initial dividend payment will be computed at the annual rate for the period from the Issuance Date of Series O Preferred Stock to the first installment Payment Date. Dividends shall be cumulative and accumulate on the Series O Preferred Stock from and after the Issuance Date. Dividends payable on the first installment Payment Date following issuance and on the date fixed for any redemption of shares of Series O Preferred Stock pursuant to Section C hereof which is not a Payment Date, shall be calculated on the basis of a 360-day year and the actual number of days elapsed. Dividends will be payable to holders of record as they appear on the stock books of the Corporation on such record dates as shall be fixed by the Board Directors of the Corporation (the "Record Dates").

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          (2)  No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Parity Stock for any dividend period unless all dividends for all past dividend periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon, all shares of Series O Preferred Stock outstanding.

          (3) Unless full dividends (to the extent that the amount thereof shall have become determinable) on all outstanding shares of Series O Preferred Stock and any outstanding shares of Parity Stock due for all past dividend periods shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart, then, subject to the right of holders of shares of previously issued series of Preferred Stock, (a) no dividend (other than a dividend payable solely in Junior Stock) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Stock; (b) no other distribution shall be made upon any shares of Junior Stock; (c) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for value by the Corporation or by any Subsidiary; and (d) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock by the Corporation or any Subsidiary.

     B.   Voting Rights.

          (1) Except for the voting rights expressly conferred by this Section B and except to the extent provided by law, the holders of shares of Series O Preferred Stock shall not be entitled (a) to vote on any matter or (b) to receive notice of, or to participate in, any meeting of stockholders of the Corporation at which the holders of shares of Series O Preferred Stock are not entitled to vote.

          (2) The approval of more than two-thirds of the votes entitled to be cast by the holders of the outstanding shares of the Series O Preferred Stock, voting as a separate voting group, shall be required for the adoption of any amendment to the Articles of Incorporation, or any bylaw, that materially adversely changes the preferences, limitations and rights of the Series O Preferred Stock (it being expressly stated that an increase in the number of Directors of the Corporation is not such an adverse change, provided that this statement is made as a matter of clarification and shall not be read as implying that in its absence such an increase would institute such an adverse change) or for the authorization of, or the increase in the authorized number of shares of, a class of Capital Stock other than Junior Stock and Parity Stock. The approval of a majority of the votes entitled to be cast by the holders of the outstanding shares of Series O Preferred Stock, voting as a separate voting group, shall be required for authorization of, or an increase in the authorized number of shares of, any class of Parity Stock. Except for cases covered by the two preceding sentences of this paragraph (2), whenever the holders of the Series O Preferred Stock are entitled under the Virginia Stock Corporation Act to vote as a separate voting group on an amendment of the Articles of Incorporation, a plan of merger, or a plan of share exchange, the vote required for the approval of such amendment shall be a majority of all votes cast on the amendment, plan of merger or plan of share exchange by the holders of the Series O Preferred Stock at a meeting at which the holders of a majority of the outstanding shares of Series O Preferred Stock are represented in person or by proxy.

          (3) Whenever the holders of the Series O Preferred Stock are entitled under the Virginia Stock Corporation Act to vote together with the holders of one or more other series of Preferred Stock as a single voting group (including a vote of the class of Preferred Stock as a separate voting group) on any amendment of the Articles of Incorporation, plan of merger or plan of share exchange, the vote required for the approval of such amendment, plan of merger or plan of share exchange shall be a majority of all votes cast on the amendment, plan of merger or plan of share exchange by the holders of the shares included in such voting group at a meeting at which the holders of a majority of the outstanding shares included in such voting group are represented in person or by proxy; provided that if at the time of such vote there shall be outstanding any share of a series included in such voting group which under the Articles of Incorporation or otherwise under the Virginia State Corporation Act is not authorized as part of such voting group to approve the amendment, plan of merger or plan of share exchange by such majority vote, the vote required for its approval of such amendment, plan of merger or plan of share exchange shall be more than two-thirds of all the votes entitled to be cast by such voting group.

          (4) The holders of the outstanding shares of Series O Preferred Stock shall also have the right, voting together with the holders of any other outstanding shares of Voting Preferred Stock (as hereinafter defined) as a separate voting group, to elect two members of the Board of Directors of the Corporation at any time six or more quarterly dividends on any shares of Voting Preferred Stock shall be in arrears and unpaid, in whole or in part, whether or not declared and whether or not any funds shall be or have been legally available for payment thereof. For this purpose, "Voting Preferred Stock" shall mean the Series O Preferred Stock and each other series of Preferred Stock which shall have substantially similar voting rights (including voting as one voting group with other shares of Voting Preferred Stock) with respect to the election of directors upon substantially similar arrearages of dividends. In such event, unless a regular meeting of the stockholders of the Corporation is to be held within 60 days thereof for the purpose of electing Directors, the Corporation shall promptly thereafter cause the number of Directors of the Corporation to be increased by two, and, within 30 days thereafter, shall call a special meeting of the holders of the outstanding shares of Voting Preferred Stock for the purpose of electing such Directors to take place at the time specified in the notice of the meeting, to be not more than 60 days after such holders become so entitled to elect two Directors and not less than ten nor more than 50 days after the date on which such notice is mailed. If such special meeting shall not have been so called by the Corporation, or such regular meeting shall not be so held, a special meeting may be called for such purpose at the expense of the Corporation by the holders of not less than 10% of the outstanding shares of any series of Voting Preferred Stock; and notice of any such special meeting shall be given by the person or persons calling the same to the holders of the outstanding shares of the Voting Preferred Stock by first-class mail, postage prepaid, at their last addresses as shall appear on the stock transfer records of the Corporation. At any such special meeting the holders of the outstanding shares of Voting Preferred Stock, voting as a separate voting group with each share having one vote, shall elect two members of the Board of Directors of the Corporation. If a regular meeting of the stockholders of the Corporation for the purpose of electing Directors is to be held within 60 days after the time the holders of the outstanding shares of Voting Preferred Stock become so entitled to elect two Directors, then the holders of the outstanding shares of Voting Preferred Stock shall be given notice thereof in the same manner as other stockholders of the Corporation entitled to vote thereat; and at such regular meeting, the holders of the outstanding shares of Voting Preferred Stock, voting as a separate voting group with each share having one vote, shall elect two members of the Board of Directors. The right of the holders of the Voting Preferred Stock, voting as a separate voting group, to elect two members of the Board of Directors of the Corporation shall continue until such time as no dividends on any outstanding shares of Voting Preferred Stock are in arrears and unpaid, in whole or in part, at which time (i) the voting power of the holders of the outstanding shares of Voting Preferred Stock so to elect two directors shall cease, but always subject to the same provisions of this paragraph (4) for the vesting of such voting power upon the occurrence of each and every like arrearage of dividends, and (ii) the term of office of each member of the Board of Directors who was elected pursuant to this paragraph (4) shall automatically expire.

     C.   Redemption.

          (1) The shares of Series O Preferred Stock are not redeemable prior to October 1, 1997. The Corporation may, at its option, redeem shares of Series O Preferred Stock, in whole or in part, at any time from time to time on or after October 1, 1997 at a redemption price of $500 per share, plus in each case Dividends Accumulated to the date fixed for redemption.

          (2) In case less than all of the outstanding shares of Series O Preferred Stock are to be redeemed, not more than 60 days prior to the date fixed for redemption the Corporation shall select the shares to be redeemed. The Corporation shall select by proration, by lot or otherwise the shares to be so redeemed among the holders thereof. The Corporation shall make such adjustments, reallocations and eliminations as it shall deem proper by increasing or decreasing or eliminating the number of shares to be redeemed which would be allocable to any one holder on the basis of exact proration, selection by lot or any such other method of selection by not more than ten shares to the end that the number of shares so prorated shall be integral multiples of ten shares. The Corporation in its discretion may elect the particular certificates (if there are more than one) representing shares registered in the name of a holder that are to be redeemed.

          (3) Not less than 30 nor more than 60 days prior to the date fixed for any redemption pursuant to paragraph (1) of this Section C, notice of redemption shall be given by first-class mail, postage prepaid, to the holders of record of the outstanding shares of the Series O Preferred Stock to be redeemed at their last addresses as shown by the Corporation's stock transfer records. The notice of redemption shall set forth the number of shares to be redeemed, the date fixed for redemption, the applicable redemption price or prices (including the amount of Dividends Accumulated to the date fixed for the redemption), and the place or places where certificates representing shares to be redeemed may be surrendered. In case less than all outstanding shares are to be redeemed, the notice of redemption shall also set forth the numbers of the certificates representing shares to be redeemed and, in case less than all shares represented by any such certificate are to be redeemed, the number of shares represented by such certificate to be redeemed.

          (4) If notice of redemption of any outstanding shares of Series O Preferred Stock shall have been duly mailed as herein provided, on or before the date fixed for redemption the Corporation shall deposit in cash funds sufficient to pay the redemption price (including Dividends Accumulated to the date fixed for redemption) of such shares in trust for the benefit of the holders of shares to be redeemed with any bank or trust company in the City of Richmond, State of Virginia, or Borough of Manhattan, City and State of New York, having capital and surplus aggregating at least $50,000,000 as of the date of its most recent report of financial condition, named in such notice, to be applied to the redemption of the shares so called for redemption against surrender for cancellation of the certificates representing shares so redeemed. From and after the time of such deposit all shares for the redemption of which such deposit shall have been made shall, whether or not the certificates therefor shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and determine except the right to receive payment of the redemption price (including Dividends Accumulated to the date fixed for redemption), but without interest. Any interest earned on funds so deposited shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of three years from the date fixed for redemption shall be repaid to the Corporation free of trust, and the holders of the shares called for redemption who have not surrendered certificates representing such shares prior to such repayment shall be deemed to be unsecured creditors of the Corporation for the amount of the redemption price (including Dividends Accumulated to the date fixed for redemption) thereof and shall look only to the Corporation for payment thereof, without interest, subject to the laws of the Commonwealth of Virginia.

          (5) The Corporation shall also have the right to acquire outstanding shares of Series O Preferred Stock otherwise than by redemption pursuant to paragraph (1) of this Section C from time to time for such consideration as may be acceptable to the holders thereof.

          (6) Shares of Series O Preferred Stock purchased, redeemed or otherwise acquired by the Corporation and shares of Series O Preferred Stock not issued on or within 30 days after the Issuance Date shall become authorized and unissued shares of Preferred Stock which may be designated as shares of any other series. No additional shares of Preferred Stock, however, may be classified as Series O Preferred Stock.

     D.   Conversion.

          The holders of shares of Series O Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of capital stock of the Corporation.

     E.   Liquidation.

          In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the shares of the Series O Preferred Stock then outstanding shall be entitled to be paid in cash out of the net assets of the Corporation, including its capital, a liquidation payment of $500 per share, plus, in each case, Dividends Accumulated to the date of payment, and no more, before any distribution or payment shall be made to the holders of shares of Junior Stock and, after payment to the holders of the outstanding shares of Series O Preferred Stock and to the holders of shares of other series of Preferred Stock and classes of other Parity Stock of the amounts to which they are respectively entitled, the balance of such assets, if any, shall be paid to the holders of the Common Stock according to their respective rights. For the purposes of the preceding sentence, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation nor the sale, lease or other disposition of all or substantially all of the Corporation's properties and assets shall, without further corporation action, be deemed a liquidation, dissolution or winding up of the affairs of the Corporation. In case the net assets of the Corporation are insufficient to pay to the holders of the outstanding shares of Series O Preferred Stock the full amounts to which they are respectively entitled, the entire net assets of the Corporation remaining shall be distributed ratably to the holders of the outstanding shares of Series O Preferred Stock, other series of Preferred Stock and classes of other Parity Stock in proportion to the full amounts to which they are respectively entitled.

     F.   Definitions.

          For the purpose of this amendment, the word "corporation" shall be deemed to include corporations, associations, companies and business trusts and, unless the context otherwise requires, the following terms shall have the following meanings:

          "Capital Stock" means any capital stock of any class or series (however designated) of the Corporation.

          "Dividends Accumulated" means with respect to any shares of Series O Preferred Stock, an amount equal to the dividends thereon at the dividend rate per annum computed from the Issuance Date to the date to which reference is made, whether such amount or any part thereof shall have been declared as dividends and whether there shall be or have been any funds out of which such dividends might legally be paid, less the amount of dividends declared and paid hereon and, if any dividends thereon have been declared but not paid, the amount set apart for the payment of such dividends.

          "Issuance Date" shall mean the first date of issuance of any shares of Series O Preferred Stock.

          "Junior Stock" means any Capital Stock ranking as to dividends or as to rights in liquidation, dissolution or winding up of the affairs of the Corporation junior to Series O Preferred Stock.

          "Parity Stock" means any Capital Stock ranking as to dividends or as to rights in liquidation, dissolution or winding up the affairs of the Corporation equally with the Series O Preferred Stock.

          "Payment Date" is defined in Section A(1) hereof.

          "Record Date" is defined in Section A(1) hereof.

          "Subsidiary" means any corporation a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Corporation or by one or more Subsidiaries or by the Corporation and one or more Subsidiaries. For this purpose, "Voting Stock" means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such corporation, other than stock having such powers only by reason of the happening of a contingency.

          "Voting Preferred Stock" is defined in Section B(4) hereof.

 III. This amendment was adopted by the Board of Directors of the Corporation without stockholder action and stockholder action was not required.

September 30, 1992